                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, by and between John Repko (the "Employee") and Apropos Technology, Inc., an Illinois corporation (the "Company"), is made as of the 26th day of November, 2002.

     In consideration of the mutual covenants herein contained, and in consideration of the employment of Employee by the Company, the parties agree as follows:

     1.  DUTIES AND SCOPE OF EMPLOYMENT.

     (a) POSITION. The Company agrees to employ the Employee under the terms of this Agreement in the position of Chief Technology Officer (CTO). As Chief Technology Officer (CTO), the employee shall report to the President of the Company. The primary duties and responsibilities of the Chief Technology Officer are defined on Exhibit A. Exhibit A is intended to demonstrate Employee's primary duties and responsibilities as envisioned by the President as of the date hereof. The Employee's duties shall not be limited by this Exhibit. Accordingly, Employee's responsibilities may be modified, reduced or expanded at any time to accommodate the Company's needs, consistent with Employee's position with the Company. Employee shall use his best efforts to fulfill his duties and responsibilities.

     (b) OTHER ACTIVITIES. During the term of this Agreement, the Employee shall devote his full business efforts and time to the Company during normal working hours. Employee shall not be involved in any other activities with an expectation of profit, other than passive investments, during these hours.

     2.  COMPENSATION.

     (a) BASE SALARY AND BONUS. Effective September 1, 2002, the Employee shall be paid a base salary (the "Base Compensation") of $185,000 per year, payable in accordance with the Company's standard payroll policies. The President shall review Employee's performance and the Company's financial and operating results on at least an annual basis and shall report his findings to the Compensation Committee. The Compensation Committee, in its sole discretion, may increase Employee's base salary as it deems appropriate based on such review.

     (b) BONUS. Employee shall also be eligible for a bonus of up to $60,000 for each full fiscal year if financial and personal targets are achieved. In the event Employee's employment with the Company terminates for any reason other than pursuant to Section 6(c) hereof (voluntary termination by the Employee) or 6(b)(ii) hereof (Termination for Cause), Employee shall be entitled to receive a pro rated bonus for such year, determined by multiplying the aggregate bonus that he would have earned for the entire year by a fraction representing the portion of the year during which he was employed. Such bonus shall be paid on February 15th of the following year. If Employee's employment with the Company terminates pursuant to Section 6(c) hereof or Section 6(b)(ii) hereof, Employee shall be deemed to have forfeited his entire bonus for such year and no such bonus shall be due or payable by the Company.

     (c) STOCK OPTIONS. On the Commencement Date, the Employee received stock options to purchase an aggregate of 100,000 Common Shares of the Company (the "Common Shares").

     (d) VACATION. Employee shall be entitled to three (3) weeks paid vacation during each year of employment. Such vacation shall be taken at a time mutually convenient for both the Company and the Employee. Unused vacation time may not be accrued from year to year during the term of this Agreement without the Company's prior written approval. In the event this Agreement is terminated by either the Company or the Employee, the Employee shall be paid for any unused, accrued vacation time.

     3.  DEFINITIONS. As used herein, the following definitions shall apply:

     (a) "Termination for Cause" shall mean the termination of employment of Employee as a result of (i) act or acts of dishonesty or illegal conduct undertaken by Employee and intended to result in gain or personal enrichment of Employee, (ii) failure by Employee to perform, or gross negligence in performing, the duties and obligations of Employee's employment which failure is not remedied within ten days following written notice from the Company; (iii) the conviction of Employee of a felony; (iv) Employee's continued breach of any term of this Agreement after notice and ten days opportunity to cure, or (v) a breach of the Noncompetition, Nondisclosure and Developments Agreement of even date herewith between the Company and Employee.

     (b) "Constructive Termination" shall mean (i) a material reduction in Employee's salary or benefits not agreed to by Employee (except in connection with a decrease to be applied because the Company's performance has decreased and which is also applied to other officers, and excluding the substitution of substantially equivalent compensation and benefits), or (ii) a material reduction in Employee's responsibilities (other than as contemplated by, and consistent with the spirit of, Section 1(a)) not agreed to by Employee.

     (c) "Disability" shall mean that the Employee, at the time notice is given, has been unable to perform his duties under this Agreement for a period of not less than six (6) consecutive months or for a period of two hundred seventy
(270) days in any three hundred
sixty-five (365) day period as the result of his incapacity due to physical or mental illness. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment under Section 6(b)(iii) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

     (d) "Voluntary Termination of Employment" shall mean Employee voluntarily terminates his employment with the Company, unless such termination occurs within three (3) months following a Constructive Termination.

     (e) "Change in Control" shall mean the occurrence of the following event:
The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than as merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition of the Company of all or substantially all the Company's assets.

     4.  EMPLOYEE BENEFITS.

     (a) GENERAL. During the term of his employment under this Agreement, the Employee shall be entitled to the benefits for which Employee is eligible under those employee benefit plans (including (without limitation) any pension plans, savings or profit-sharing plans, stock purchase plans, deferred compensation plans, supplemental retirement plans, life, disability, health, accident and other insurance programs) made available to employees generally, and subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee or the Board of Directors administering such plan or program.

     5. BUSINESS EXPENSE AND TRAVEL. During the term of his employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. Additionally, the employee will be entitled to a housing re-imbursement to be applied to rent not to exceed $1250 per month. The Company shall reimburse the Employee for such expenses upon presentation of an itemized accounting and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

     6.  TERM OF EMPLOYMENT.

     (a) BASIC RULE. The Company agrees to continue the Employee's employment, and the Employee agrees to remain in the employ of the Company, from the effective date of this Agreement until the date when the Employee's employment terminates pursuant to the provisions of this Agreement.

     (b) TERMINATION BY THE COMPANY. The Company may terminate Employee's employment at any time under the following guidelines:

          (i) TERMINATION WITHOUT CAUSE. If the Company terminates Employee's employment during the term of this Agreement for any reason whatsoever, other than Voluntary Termination of Employment, Termination for Cause, or termination as a result of Employee's Death or Disability, the provisions of Section 7(a) shall apply.

          (ii) TERMINATION FOR CAUSE. If the Company terminates Employee's employment for Cause during the term of this Agreement, the provisions of
     Section 7(b) shall apply.

          (iii) TERMINATION ON DEATH OR DISABILITY. If the Company terminates Employee's employment as a result of Employee's Death or Disability, the provisions of Section 7(c) shall apply.

     (c) VOLUNTARY TERMINATION BY THE EMPLOYEE. The Employee may terminate his employment voluntarily by giving the Company ninety (30) days' advance notice in writing, at which time the provisions of Section 7(b) shall apply. The Company may elect to have such termination effective at a date following such notice but prior to the expiration of the ninety (90) day period. However, if the Employee terminates his employment within three (3) months following a Constructive Termination or within six (6) months following a Change in Control, the provisions of Section 7(a) shall apply.

     (d) WAIVER OF NOTICE. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement in this Section 6.

     7.  PAYMENTS UPON TERMINATION OF EMPLOYMENT.

     (a) PAYMENTS UPON TERMINATION PURSUANT TO SECTION 7(b)(i) AND CONSTRUCTIVE TERMINATION. If, during the term of this Agreement, the Employee's employment is terminated by the Company pursuant to Section 6(b)(i) or voluntarily by Employee within three (3) months following a Constructive Termination or within six (6) months of a Change in Control, the Employee shall be entitled to receive the following:

          (i) SEVERANCE PAYMENT. The Company shall continue to pay to the Employee his Base Compensation for six (6) months following the date of Employee's actual termination of employment (the "Severance Payment"). Such Base Compensation amount shall be the Base Compensation determined as of the commencement date of this Agreement, and as adjusted in future years by the Board of Directors.

          (ii) METHOD OF PAYMENT. The Severance Payment shall be made in semi-monthly installments according to normal payroll schedules.

          (iii) PAYMENT IN LIEU OF CONTRACT DAMAGES. The Severance Payment shall be in lieu of any further payments to the Employee and any further accrual of benefits with respect to periods subsequent to the date of the employment termination. Notwithstanding, the preceding sentence neither the Severance Payment nor any other payments under this Section 7(a) shall reduce or offset any benefits the Employee may be entitled to under the specific terms of the benefit plans of the Company.

          (iv) COBRA. The Company will agree to pay Employee's COBRA costs during the six (6) months following the date of Employee's actual termination of employment.

     (b) TERMINATION BY COMPANY FOR CAUSE OR VOLUNTARY TERMINATION. If the Employee's employment is terminated pursuant to Section 6(b)(ii), no compensation or payments will be paid or provided to the Employee for the periods following the date when such termination of employment is effective. If the Employee's employment is terminated voluntarily (other than within three (3) months following a Constructive Termination) pursuant to Section 6(c), the Company shall continue to pay Employee his Base Salary and provide the benefits referred to in Section 4 during the ninety day period following Employee's notice of termination regarding of whether the Company elects to have such termination effective prior to the end of such ninety day period; provided however, that Employee shall only be entitled to such compensation and benefits if Employee continues to satisfy his duties and responsibilities hereunder. Notwithstanding the preceding sentence, the Employee's rights under the benefit plans and the Option Agreements shall be determined under the provisions of those plans and agreements.

     (c) TERMINATION ON DEATH OR DISABILITY. If the Employee's employment is terminated because of Employee's Death or Disability (as defined in Section 3(c) herein), then the Company shall continue to pay to the Employee or his estate, as the case may be, his Base Compensation for six (6) months following the date of Employee's actual termination of employment. Employee shall also receive any severance and disability payments that are provided in the Company's standard benefit plans, which amounts shall offset and reduce the Base Compensation otherwise payable under the preceding sentence.

Any payments pursuant to Sections 7(b) or (c) are conditioned on prior execution by the Employee of a waiver and general release of any known or unknown claims, in a form requested by the Company.

     8. NONCOMPETITION, NONDISCLOSURE AND DEVELOPMENTS. As a condition of employment, concurrently with the execution hereof, Employee agrees to execute the Noncompetition, Nondisclosure and Developments Agreement set forth in EXHIBIT B.

     9.  SUCCESSORS.

     (a) COMPANY'S SUCCESSORS. Any successor to substantially all of the Company's assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.

     (b) EMPLOYEE'S SUCCESSORS. This Agreement and all rights of the Employee hereunder shall be binding upon, inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, devises and legatees in the event of Employee's death. Any purported or attempted assignment or transfer by the Employee of any of the Employee's duties, responsibilities or obligations hereunder shall be void.

     10. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing in accordance herewith (provided that no such change shall be effective until actually received by the Company). In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its President.

     11. TERMINATION OF THIS AGREEMENT. This Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied, or (ii) [four (4)] years from the date of this Agreement. A termination of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect (A) the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of this Agreement as contemplated herein, or (B) the rights and obligations of the parties contained in ancillary agreements hereto or set forth in the Exhibits. No payments under this Agreement shall be required for any termination of employment occurring after [four (4)] years from the date of this Agreement.

     12. MISCELLANEOUS PROVISIONS.

     (a) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by the President. No waiver by either party of any breach of, or of compliance with any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (b) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether expressed or implied) that are not expressly set forth in this Agreement or the Exhibits hereto have been made or entered into by either party with respect to the subject matter hereof. This Agreement shall not supercede any vesting provisions contained in the Option Agreements. This Agreement shall supersede and control in the event of any conflict between this Agreement and any other correspondence with the Company.

     (c) CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois.

     (d) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     (e) NO ASSIGNMENT OF BENEFITS. To the extent permitted by law, the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (e) shall be void.

     (f) EMPLOYMENT AT WILL; LIMITATION OF REMEDIES. The Company and the Employee acknowledge that the Employee's employment is at will, as defined under applicable law.

     (g) EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     (h) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                                      * * *

     IN WITNESS THEREOF, each of the parties has executed this Agreement, in the case of the Company, by its President and Chief Executive Officer, as of the day and year first above written.

                                           APROPOS TECHNOLOGY, INC.

                                           /s/ Kevin G. Kerns
                                           -------------------------------------
                                           Kevin G. Kerns
                                           President and Chief Executive Officer


                                           EMPLOYEE

                                           /s/ John Repko
                                           -------------------------------------
                                           John Repko, Chief Technology Officer

                                    EXHIBIT A

                          DUTIES & RESPONSIBILITIES OF
                            CHIEF TECHNOLOGY OFFICER

     Global responsibility for Engineering, Customer Support, and Information Technology. Additional responsibilities include:

                                    EXHIBIT B

                            APROPOS TECHNOLOGY, INC.
                            EMPLOYEE NONCOMPETITION,
                    NONDISCLOSURE AND DEVELOPMENTS AGREEMENT

     In consideration and as a condition of my employment or continued employment by Apropos Technology, Inc., an Illinois corporation (the "Company"), I hereby agree with the Company as follows:

     1. During the period of my employment by the Company (the "Employment Period"), I will devote my full time and best efforts during normal working hours to the business of the Company. During the period of my employment by the Company and for two years thereafter, I agree that I will not, directly or indirectly, alone or as a partner, officer, director, employee or stockholder of any entity, (a) engage (including as an owner, employee, consultant or otherwise) or have an interest in any business activity that is in competition with the products or services being planned, developed, manufactured or sold by the Company, or (b) request or induce any customer or potential customer of the Company to not do business with the Company and/or to do business with a competitor of the Company. During the period of my employment and for two years thereafter, I agree that I will not directly or indirectly, alone or as a partner, officer, director, employee or stockholder of any entity, solicit, interfere with or endeavor to entice away any employee of the Company. The period following the termination of my employment during which a restriction applies (the "Post-employment Period") shall be extended by the length of any period of time during the Post-employment Period during which I am in violation of this paragraph plus the length of any court proceedings necessary to stop such violation.

     2. I will not at any time, whether during or after the Employment Period, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party that the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works or authorship, customer lists, projects, plans and proposals), except as may be required in the ordinary course of performing my duties as an employee of the Company, and I shall keep secret all matters entrusted to me and shall not use or attempt to use any such information in any manner for my personal benefit or that may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company. Further, I agree that during and after the Employment Period I shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company, and that immediately upon the termination of my employment I shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

     3. If at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent, or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes (including but not limited to the Semiconductor Chip Protection
Act) or subject to analogous protection) (herein called "Developments"), then:

          (a) such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise;

          (b) I shall promptly disclose to the Company (or any persons designated by it) each such Development;

          (c) as may be necessary to ensure the Company's ownership of such Developments, I hereby assign any rights (including, but not limited to, any copyrights and trademarks) I may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation; and

          (d) I shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

Notwithstanding the foregoing, this Paragraph 3 shall not apply to Developments for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the Development related (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the Development results from any work performed by me for the Company.

     4. I will, during and after the Employment Period, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

          (a) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

          (b) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

     In the event the Company is unable, after reasonable effort, to secure my signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.

     5. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder, without the necessity of a bond or other security. I further agree and acknowledge that the post-employment and non-competition provisions set forth in Paragraph 1 hereof, and the remedies set forth in this paragraph, are necessary and reasonable to protect the business of the Company.

     6. I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment.

     7. No claim of mine against the Company shall serve as a defense against the Company's enforcement of any provision of this Agreement.

     8. I represent that the Developments identified in the pages, if any, attached hereto as EXHIBIT A comprise all the unpatented and unregistered copyrightable Developments that I have made, conceived or created prior to the Employment Period, which Developments are excluded from this Agreement. I understand that it is only necessary to list the title and purpose of such Developments but not details thereof.

     9. I hereby represent that, except as I have disclosed in writing to the Company, I am not a party to, or bound by the terms of, any agreement with or obligation to any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to or during my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict with the terms of this Agreement.

     10. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

     11. I hereby agree that the provisions hereof are reasonable and are being entered into by me to induce the Company to enter into the Employment Agreement which constitutes adequate compensation to me. I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, duration, activity, subject or otherwise so as to be unenforceable, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

     12. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

     13. The term "Company" shall include Apropos Technology, Inc. and any of its subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

     14. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the State of Illinois and shall be commenced and maintained in any state or federal court located in Cook County, Illinois, and both parties hereby submit to the jurisdiction and venue of any such court.

     IN WITNESS WHEREOF, the undersigned has executed this Noncompetition Nondisclosure and Developments Agreement as a sealed instrument as of the 26th day of November, 2002.

                                           /s/ John Repko
                                           ------------------------------
                                           Signature


                                           John Repko
                                           ------------------------------


                                           Address:

                                           ------------------------------------
                                           ------------------------------------